WALGREEN CO.

2002 EXECUTIVE DEFERRED COMPENSATION/

CAPITAL ACCUMULATION PLAN

Walgreen Co. (the "Employer") hereby establishes a nonqualified deferred compensation program for certain of its employees as described herein. The following shall constitute the terms and conditions of Walgreen Co. 2002 Executive Deferred Compensation/Capital Accumulation Plan (the "Plan"), effective January 1, 2002:

1. Administration. Full power and authority to construe, interpret, and administer the Plan shall be vested in the Compensation Committee of the Board of Directors (the "Committee"). The Committee shall have the authority to make determinations provided for or permitted to be made under the Plan, to interpret the Plan, and to promulgate such rules and regulations, if any, as the Committee considers necessary and appropriate for the implementation of the Plan.

2. Eligibility and Participation. Only those persons who are employed in Salary Grades 12 through 31, and their equivalent as of January 1, 2002, who were not eligible in 2001, shall be eligible to become a participant in the Plan. An eligible employee shall become a participant upon the execution of an irrevocable election under the Plan and the acceptance of the election by the Committee.

3. Deferred Compensation Account.

A. The participant shall make an irrevocable election in writing of the amount of compensation to be deferred under the Plan (the "deferral amount"). Such amount shall not be in excess of ten percent (10%) of the participant’s base salary as of January 1, 2002, and shall be in increments of no less than one thousand dollars ($1,000.00). The election shall be made prior to January 1, 2002 and shall be for the period January 1, 2002 through December 31, 2002. The deferral shall be reduced in substantially equal amounts from the base salary otherwise periodically payable to the participant during the period January 1, 2002 through December 31, 2002, and attributable to service by the participant for the Employer after the date of participant’s election.

B. The Employer shall establish and maintain a bookkeeping account in the name of each participant, which shall be known as his or her "Deferred Account," and which shall be credited with the amount of compensation deferred, and which shall reflect the accumulated value of the deferral amount. The accumulated value of the deferral amount shall equal the amount arrived at by increasing the deferral account balance by assumed simple interest compounded annually but credited as of the last day of each calendar month, calculated from January 1, 2002. Amounts paid to or on behalf of the participant or his beneficiary pursuant to this Plan, shall be deducted from the account balance as of the first day of the month in which such payment is made. The rate to be used in determining the accumulated value of the deferral amount shall be that rate specified in the Plan paragraph under which payment is to be made.

C. The participant’s Deferred Account shall at all times be reflected on the Employer’s books in accordance with generally accepted accounting practices as a general unsecured and unfunded obligation of the Employer and the Plan shall not give any person any right or security interest in any asset of the Employer nor shall it imply any trust or segregation of assets by the Employer. The participant’s Deferred Account shall be distributed from the general assets of the Employer.

4. Time and Manner of Payment. The participant’s Deferred Account shall be distributed as follows:

  Installment Payments

  A participant who has not attained age fifty-five (55) as of January 1, 2002 shall be entitled to fifteen (15) equal annual installment payments commencing at the January 1 of the year following his or her attainment of age sixty-five (65) or as soon as practicable thereafter, if one of the following conditions is met:

a. The participant remains in the continuous employ of the Employer during the period from January 1, 2002 until the participant reaches age sixty-five (65); or

b. The participant retires after a period of continuous employment beginning on or before January 1, 2002.

  A participant who attained age fifty-five (55) but not age sixty-five (65) as of January 1, 2002, shall elect, at the time of making the deferral election pursuant to Paragraph 3A, to receive installment payments in one of the following manners:

a. Fifteen (15) equal annual installments as described in paragraph (1) above; or

b. Ten (10) equal annual installments commencing at the January 1 of the year following his or her attainment of age seventy (70), or as soon as practicable thereafter.

  A participant who attained age sixty-five (65) but not age seventy (70) as of January 1, 2002, shall receive ten (10) equal annual installments commencing at the January 1 following his or her attainment of age seventy (70), or as soon as practicable thereafter.

  A participant who attained age seventy (70) as of January 1, 2002, shall receive equal annual installments commencing at the January 1 following the deferral period and ending on January 1 following his or her seventy-ninth (79) birthday.

Installment payments shall be calculated to amortize fully the accumulated value of the deferral amount over the payment period. For purposes of this Subsection A, the rate to be credited in the calculation of the accumulated value of the deferral amount shall be thirteen percent (13%).

B. Interim Payments

Participants who have not yet attained age fifty (50) as of January 1, 2002 shall be entitled to a lump sum payment on January 1, 2009, or as soon as practicable thereafter, provided that one of the following conditions is met:

  The participant has remained in the continuous employ of the Employer during the period beginning January 1, 2002 and ending December 31, 2008 and is not receiving Installment Payments pursuant to Subsection A.

  The participant retires after a period of continuous employment from January 1, 2002 and is not receiving Installment Payments pursuant to Subsection A.

The lump sum payment, if any, shall be an amount equal to the amount deferred under Paragraph 3 of this plan. Payments under Subsections B(1) and B(2) shall be debited from the participant's Deferral Account as of the first day of the month in which payment is made.

  Payment Upon Termination

  A participant who voluntarily terminates his employment with the Employer prior to retirement shall receive, as soon as practicable after such termination, a lump sum payment in the amount of the accumulated value of the deferral amount. For purposes of this Paragraph 4, Subsection C(1), the rate to be credited in the calculation of the accumulated value of the deferral amount shall be ten percent (10%).

  A participant whose employment with the Employer is involuntarily terminated by the Employer prior to the participant's retirement for reasons other than those described in Sections 5 and 6 below, shall receive, as soon as practicable after such termination, a lump sum payment in the amount of the accumulated value of the deferral amount. For purposes of this Paragraph 4, Subsection C(2), the rate to be credited in the calculation of the accumulated value of the deferral amount shall be thirteen percent (13%).

For purposes of this Paragraph 4, retirement shall mean leaving the active employ of the Employer at or after age sixty-five (65), or after at least ten (10) years of service and at least age fifty-five (55), or for reason of disability as described in Paragraph 9 of the Plan.

5. Noncompetition. Notwithstanding any other provision of this Plan, if the Committee at any time determines that participant, without having obtained the prior written consent of the Committee or its designee, has engaged in competition with the Employer either during the term of his employment with the Employer and continuing throughout such period thereafter that participant is entitled to receive payments pursuant to this Plan, the sole amount payable to participant hereunder shall be a lump sum payment of the accumulated value of the deferral amount, payable as soon as practicable after such determination. For purposes of this Paragraph 5, the simple rate of interest applied to determine the accumulated value of the deferral amount shall be two percent (2%). "Competition with the Employer" shall mean engaging, within any geographical area or market served by the Employer and without the Employer's written consent, in the provision of goods or services, or in any other business activity of a type offered or engaged in by the employer, on participant's own behalf or on behalf of another business enterprise while employed by the Employer or within sixty (60) months of participant's termination of employment with the Employer.

6. Dishonest Conduct. Notwithstanding any other provision of this Plan, if participant's employment with the Employer is terminated at any time for reason of dishonest or fraudulent conduct injurious to the Employer, the sole amount payable to or on behalf of participant hereunder shall be a lump-sum payment of the accumulated value of the participant's deferral amount, payable as soon as practicable after such termination of employment. For purposes of this Paragraph 6, the simple rate of interest to be credited in the calculation of the accumulated value of the deferral amount shall be zero percent (0%).

7. Payment Upon Death of Participant

  If participant dies after leaving the active employ of the Employer for retirement as provided in Paragraph 4 hereof, but prior to receiving any or all interim payments due participant pursuant to Paragraph 4, Subsection B, the Employer shall pay any such unpaid interim payments to the participant's beneficiary commencing with the next interim payment due following the date of participant's death.

  If participant dies after leaving the active employ of the Employer for retirement, after annual payments have become payable as provided in Paragraph 4, Subsection A hereof, but prior to receiving any or all annual installment payments due participant pursuant to Paragraph 4, Subsection A, the Employer shall pay any such unpaid annual payments to the participant's beneficiary, commencing with the next annual payment due following the date of participant's death.

  If participant dies while actively employed by the Employer, but prior to the commencement of annual installment payments, no further interim payments or annual installments pursuant to Paragraph 4, Subsections A and B shall be paid by the Employer after the date of the participant's death, but the Employer shall as soon as practicable after the participant's death, pay to the participant's beneficiary, in a lump sum, the accumulated value of the deferral amount. For purposes of this Paragraph 7, the rate to be credited in the calculation of the accumulated value of the deferral amount shall be thirteen percent (13%).

  If participant dies while actively employed by the Employer after commencement of annual installment payments at either age 65 or 70, the Employer shall pay any such unpaid annual installment payments to the participant's beneficiary commencing with the next annual payment due following the date of the participant's death.

8. Beneficiary Designation. A Participant may, from time to time, designate any legal or natural person or persons (who may be designated contingently or successively) to whom payments are to be made if participant dies before receiving payment of all amounts due hereunder, by signing a form approved by the Committee. A beneficiary designation form shall be effective only after the signed form is filed with the Employer while participant is alive. A properly filed designation shall cancel all beneficiary designation forms signed and filed earlier. If the participant fails to designate a beneficiary as provided above, or if all designated beneficiaries of participant die before participant or before complete payment of all amounts due hereunder, the Employer, in its discretion, may pay the unpaid amounts to one or more of such participant's relatives by blood, adoption, or marriage in any manner permitted by law which the Committee considers to be appropriate, including, but not limited to, payment to the legal representative or representatives of the estate of the last to die of participant and participant's designated beneficiaries.

9. Disability. If participant's employment with the Employer is terminated prior to participant's retirement as provided in Paragraph 4 hereof by reason of participant's disability, participant's employment with the Employer, for purposes of this Plan, shall be deemed to continue until participant's retirement as provided in Paragraph 4 and the provisions of this Plan shall be applicable to such participant to the same extent as if participant were, in fact, employed by the Employer during that period. However, if such termination of employment occurs prior to January 1, 2002, as condition of the application of this Paragraph, participant shall have any compensation payable to him from the Employer (either directly or through Employer-provided disability compensation) reduced by an amount equal to the balance of any deferred amount the participant elected under Paragraph 3 hereof which has not been credited to the participant's account as of the time of disability. For purposes of this Section, "disability" shall mean any total and permanent disability which would prevent participant's return to active employment, as determined by the Committee.

10. Facility of Payment. If the Employer has, for any reason, doubt as to the proper person to whom to make payment, the Employer may withhold payment until instructed by a final order of a court of competent jurisdiction. Any payment hereunder made by the Employer in good faith shall fully discharge the Employer from its obligation with respect to such payment.

11. Insurance. The Employer may, in its sole discretion, purchase a policy or policies of insurance on the life of participant or disability insurance with respect to participant, the cash value, if any, and proceeds of which may, but need not, be used by the Employer to satisfy part or all of its obligations hereunder. The Employer will be the owner of any such policies and neither participant nor any other person or entity claiming through participant shall have any ownership rights in such policies or any proceeds thereof. Participant, as a condition of receiving any benefits hereunder, on behalf of himself or any person or entity claiming through him, shall cooperate with the Employer in obtaining any such insurance that the Employer desires to purchase by submitting to such physical examinations, completing such forms, and making such records available as may be required by the Employer from time to time.

12. Effect on Other Benefits. The Deferral Amount attributable to each year shall be included in participant's 2002 compensation, respectively, for the purpose of calculating participant's bonuses and awards under any incentive or similar compensation plan or program of the Employer, insurance, and other employee benefits, except that in accordance with the terms of any plan qualified under Section 401 of the Internal Revenue Code maintained by the Employer, the amount deferred under Paragraph 3 shall not be included as 2002 calendar year compensation in calculating participant's benefits or contributions by or on behalf of participant under such plan or plans. Payments shall be excluded from compensation in years paid for purposes of calculating participant's bonuses and awards under any incentive or similar compensation plan or program of the Employer, insurance, and other employee benefits, except that in accordance with the terms of any plan qualified under Section 401 of the Internal Revenue Code maintained by the Employer, payments to active employees shall be included as compensation in the year paid.

13. Nonalienation. Neither participant nor anyone claiming through him shall have any right to commute, sell, assign, transfer, or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto hereby are expressly declared to be nonassignable and nontransferrable, nor shall any such right to receive payments hereunder be subject to the claims of creditors of participant or anyone claiming through him or to any legal, equitable, or other proceeding or process for the enforcement of such claims.

14. Tax Withholding. Notwithstanding the provisions of Section 13, the Employer may withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Internal Revenue Code or the Social Security Act or any state income tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

15. Nonsecured Promise. The rights under this Plan of participant and any person or entity claiming through him shall be solely those of an unsecured, general creditor of the Employer. Any insurance policy or other asset acquired or held by the Employer shall not be deemed to be held by the Employer for or on behalf of participant, or any other person, or to be security for the performance of any obligations hereunder of the Employer, but shall, with respect to this Plan, be and remain a general, unpledged, unrestricted asset of the Employer.

16. Independence of Plan. Except as otherwise expressly provided herein, this Plan shall be independent of, and in addition to, any other employment agreement or employment benefit agreement or plan or rights that may exist from time to time between the parties hereto. This Plan shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Employer to discharge participant, or restrict the right of participant to terminate his employment with the Employer.

17. Paragraph Headings. The Paragraph headings used in this Plan are for convenience of reference only and shall not be considered in construing this Plan.

18. Responsibility for Legal Effect. Neither party hereto makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications or effects of this Plan.

19. Committee Determinations Final. Each determination provided for in the Plan shall be made in the absolute discretion of the Committee. Any such determinations shall be binding on all persons.

20. Amendment. The Employer may in its sole discretion amend the Plan from time to time. No such amendment shall alter a participant's right to receive a payment due under the terms of the Plan at the date of amendment. Notwithstanding any other provision of the Plan, from and after a Change of Control, the Employer may not amend the Plan to reduce the rate to be credited in calculating the accumulated value of participant's deferral amount below the rate that would have been utilized had his employment been terminated or the plan terminated as of the date of the adoption of this amendment or, if more favorable, below the highest rate provided at anytime during the ninety (90) day period prior to the Change of Control. Neither the terms of this Section 20 nor those of Section 22 may be amended so as to diminish the rights of a participant under such provision from or after a Change of Control or in anticipation of a Change of Control, and any such purported amendment shall be null and void. For this purpose, a "Change of Control" shall mean:

  The acquisition, other than from the Company, by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which, following such acquisition, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or

  Individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

C. Approval by the stockholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which all or substantially all the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger, or consolidation do not, following such reorganization, merger, or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger, or consolidation, or a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

  Termination at the Employer's Option. Notwithstanding any other provision of this Plan, the Employer may terminate this Plan at any time if the Committee, in its sole and absolute discretion, determines that any change in federal or state law, or judicial or administrative interpretation thereof, has materially affected the Employer's cost of providing the benefits otherwise payable under this Plan, or for any other reason whatsoever. Upon such termination, the sole amount payable to participant shall be a lump-sum payment, as soon as practicable after such termination, of the accumulated value of the deferral amount. For purposes of this Paragraph 21, the rate to be credited in the calculation of the accumulated value of the deferral amount shall be thirteen percent (13%).

  Successors; Change of Control. The terms and conditions of this Plan and Deferral Election shall inure to the benefit of and bind Walgreen Co., the participant, his successors, assigns, and personal representatives. If substantially all of the assets of the Employer are acquired by another corporation or entity or if the Employer is merged into, or consolidated with, another corporation or entity, then the obligations created hereunder shall be obligations of the successor corporations or entity. Further, if the employment of participant were to be terminated during a period of five (5) years following a Change of Control for reasons other than dishonest conduct, such termination shall be treated as retirement by participant after a period of continuous employment from January 1, 2002, for all purposes of this Plan except to the extent that such treatment would result in any payment made under this Plan being nondeductible by the Employer for federal income tax purposes by reason of Section 280G of the Internal Revenue Code of 1986, as amended. A payment shall only be deemed to be nondeductible for purposes of this Section 22 if the Employer provides the participant with an opinion of counsel reasonably acceptable to the participant to that effect.

  Controlling Law. The Plan shall be construed in accordance with the laws of the state of Illinois.